Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Sally Beauty Holdings, Inc. Begins Trading On NYSE Following

Successful Separation From Alberto-Culver Company

LEADING U.S. SPECIALTY RETAILER AND DISTRIBUTOR OF PROFESSIONAL BEAUTY

SUPPLIES BECOMES INDEPENDENT PUBLIC COMPANY

DENTON, TX, November 16, 2006 – Sally Beauty Holdings, Inc. (“Sally Beauty”), the largest specialty retailer and distributor of professional beauty supplies in the U.S. based on store count, today announced that it has completed its separation from Alberto-Culver Company (“Alberto”) to become a freestanding company traded on the New York Stock Exchange (NYSE) under the symbol SBH.

The creation of a new independent Sally Beauty results from the successful completion of a plan, approved by Alberto shareholders on November 10, to separate Alberto’s consumer products business and its retail and distribution business into two separate, publicly-traded companies. In connection with the separation, a fund managed by Clayton, Dubilier & Rice (“CD&R”), a leading global private equity firm, has invested $575 million to acquire, on a fully-diluted basis, approximately 47.5% of the common stock of Sally Beauty. The transaction was valued at approximately $3.0 billion. A CD&R operating partner, James G. Berges, is Chairman of the Sally Beauty Board of Directors.

“We are very excited about our prospects as an independent business,” said Gary Winterhalter, President and Chief Executive Officer of Sally Beauty. “We are seeing a large and addressable market, stable and consistent industry growth, favorable underlying demographic trends, a highly fragmented customer base and a limited number of sizeable direct competitors.”

Sally Beauty Holdings, an international company, is the largest U.S. retailer and distributor of professional beauty supplies based on store count. The company operates over 3,100 stores in the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland and Germany, and supplies 170 franchised stores in the United States and Mexico. With over $2 billion in sales annually, the company has approximately 1,200 professional distributor sales consultants who sell directly to salons across North America, a highly fragmented market with over 230,000 salons in the U.S. alone.

Sally Beauty Holdings’ business segments include Sally Beauty Supply, a specialty retailer serving both salon professionals and retail consumers; and Beauty Systems Group, a distributor with a network of stores and a direct sales force that serves salons and salon professionals. Sally Beauty Supply stores offer an extensive selection of professional products for hair, skin and nails, from leading name brands such as Clairol, L’Oreal, Wella, Conair and Revlon. Beauty Systems Group’s product offerings include leading professional brands such as Matrix, Redken, Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, and TIGI, targeted exclusively for professional and salon use and resale to their customers.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the company sells and distributes through over 3,100 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, and Germany. Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with approximately 1,200 consultants, sell up to 9,500 professionally branded products including Matrix, Redken, Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, and TIGI, targeted exclusively for professional and salon use and resale to their customers. Information about the Company is available on www.sallybeautyholdings.com.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice, Inc. is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed investments of over $8 billion in 38 U.S. and European businesses - mostly subsidiaries or divisions of large multi-business corporations - with revenues exceeding $40 billion, representing an aggregate transaction value of over $40 billion. CD&R recently led the €3.7 billion acquisition of Rexel, a leading global electrical supplies distributor. CD&R’s portfolio also includes VWR International, a global leader in the distribution of scientific supplies, and Culligan, a leading global provider of water treatment products and services, among others. The firm has offices in London and New York. For more information about CD&R, visit www.cdr-inc.com.

Cautionary Language Concerning Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements include: the effects of our substantial debt; loss of our distributorship rights; competition within relevant product markets; sales by unauthorized distributors in our exclusive markets; dependence on certain suppliers of manufactured products and termination of distribution agreements with key suppliers that cover exclusive territories; the effect of consolidation in the beauty supply industry; the risk that the benefits from the separation transaction may not be fully realized or may take longer to realize than expected; the impact of certain events on the tax-free treatment of our spinoff; our ability to maintain and/or improve sales and earnings performance; our ability to attract and retain qualified personnel and key employees; risks inherent in acquisitions, dispositions and strategic alliances; foreign currency exchange and interest rate fluctuations; general economic, political and business conditions that would adversely affect us or our suppliers, distributors or customers; adverse weather conditions, natural disasters and acts of terrorism; changes in costs, including changes in labor costs, raw material prices or advertising and marketing expenses; the costs and effects of unanticipated legal or administrative proceedings; and disruption from the separation transaction making it more difficult for us to maintain relationships with our customers, employees or suppliers. Forward-looking statements are made only as of the date of this release, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

Contacts:

Sally Beauty Holdings, Inc.

Investors, Sandy Martin, 940-297-3877

Media, Jan Roberts, 940-297-2049

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